UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 13, 2006

KUHLMAN COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-50187	86-0883289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401
(Address of principal executive offices)(Zip Code)

(612) 338-5752
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2006 and November 17, 2006, as the remaining part of a $1.75 million commitment, the Company issued to Cornell Capital Partners LP 8% secured convertible debentures in the aggregate principal amount of $750,000 (the “Debentures”). The Debentures are due November 15, 2009 and November 17, 2009 and are secured by the assets of the Company and its subsidiaries, and a pledge of an aggregate of 3,032,500 shares of the Company’s common stock beneficially owned by Scott Kuhlman, the Company’s Chief Executive Officer and Chairman of the Board, and Jon Sabes, a former director of the Company. At the option of the holder, the Debentures convert into the Company’s common stock at the lower of (a) $.3178 or (b) 90% of the lowest volume-weighted average price of the common stock during the 20 days immediately preceding any conversion date (the “Market Conversion Price”). No more than $250,000 in principal amount can be converted in any 30-day period. In the case of an Event of Default (as defined in the Debentures), the conversion price will be reduced to the lower (i) of 20% of the volume-weighted average price of the common stock on the applicable issuance date or (ii) 25% on the Market Conversion Price.

The Company paid no underwriting commissions with respect to the issuance of the Debentures, but paid Cornell Capital Partners a 10% commitment fee on the amount actually funded (i.e., $75,000).

The Company is permitted to redeem the Debentures at a 20% redemption premium. Cornell was also granted a right of first refusal on future financings for an 18-month period following closing.

The disclosure about the foregoing agreements and instruments, and the related private placement, contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c under the Securities Act.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained in Item 1.01 regarding the Debentures above are incorporated into this Item 2.03 by this reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures contained in Item 1.01 regarding the Debentures above are incorporated into this Item 3.02 by this reference. For the issuances of the Debentures, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. The Company relied on this exemption and the safe harbor thereunder based on the fact that there was only one investor who had knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment.

The securities sold in these transactions were not registered under the Securities Act and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the foregoing transactions and related agreements contained in this Current Report is not an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing disclosure reports with the SEC, and as permitted under Rule 135c under the Securities Act.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 14, 2006, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State to increase the number of shares of capital stock authorized for issuance to an aggregate of 160,000,000 shares of capital stock. The complete text of the Certificate of Amendment is being filed with this Current Report as Exhibit 3.1.

Item 7.01. Regulation FD Disclosure

On November 13, 2006, the Company held a special meeting of stockholders to approve the Certificate of Amendment discussed under Item 5.03 above. All of the Company’s common stockholders of record at the close of business on October 5, 2006 were entitled to vote at the meeting. At the meeting, stockholders holding approximately 61% of the shares present and entitled to vote approved the Certificate of Amendment.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Amendment to Articles of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUHLMAN COMPANY, INC.

Date: November 17, 2006	By:	/s/ Scott Kuhlman
Scott Kuhlman
Chief Executive Officer

EXHIBIT INDEX

3.1	Certificate of Amendment to Articles of Incorporation.